Exhibit 99.1
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NEWS RELEASE
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Contact:  Bob Cardon, Dynatronics Corp.
          800-874-6251, or 801-568-7000


               Dynatronics Announces Solid Second Quarter Results
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         Salt Lake City, Utah (February 7, 2005) - Dynatronics Corporation
(NASDAQ: DYNT) today announced results for its second fiscal quarter ended December 31, 2004. Sales for the quarter were $5,322,596, surpassing the previous quarterly record of $5,283,460 established in the same period last year, the first full quarter of Solaris sales. Net income for the quarter ended December 31, 2004, was $245,107 ($.03 per share), compared to $254,784 ($.03 per share) in the second quarter of the previous year.

         Sales for the six-month period ended December 31, 2004, were $10,241,502, compared to $10,316,875 for the same period in 2003. Net income during the six months was $394,455 ($.04 per share), compared to the $415,357 ($.05 per share) achieved during the prior year period.

         "We are pleased to have established a new quarterly sales benchmark," stated Kelvyn H. Cullimore Jr., company chairman and president. "Continued strong interest in light therapy devices combined with increases in sales of Synergie devices account for the record sales performance. Higher marketing expenses associated with our Synergie line of products and increased depreciation costs due to implementation of a new computer software system contributed to slightly reduced profits during the quarter."

         "We are encouraged by the continued strength in demand for our light therapy equipment," reported Larry K. Beardall, Dynatronics' executive vice president of marketing and sales. "Recent concerns about the safety of traditional arthritis medications can only boost interest in our non-invasive Solaris devices which have been cleared by the FDA for treating arthritis pain and stiffness."

         More than 40 million people in the United States suffer from arthritis at an estimated cost of $64 billion annually. Surprisingly, nearly three of every five people with arthritis are under age 65.

         "Arthritis is a major cause of disabilities in America," continued Beardall. "Clinical research shows that infrared light therapy is effective in treating the pain caused by osteoarthritis and rheumatoid arthritis."

         With the heightened interest in light therapy, Dynatronics has increased its engineering staff and budgeted a record amount for research and development in fiscal 2005. "We are committed to accelerating new product development," said Beardall. "In fact, a number of new light therapy products are scheduled for introduction this summer."

         "Overall, we're gearing up for the next level of business," explained Cullimore. "The investments we are making in R&D and in the company's new, enterprise-wide software system, lay a strong foundation to support expected future growth."

         Dynatronics has scheduled a conference call for investors today at 1 p.m. EDT (11 a.m. MDT). Those wishing to participate should call 800-861-4084 and use passcode 9921511#.

         A summary of the financial results for the three and six months ended December 31, 2004, follows:

                         Summary Selected Financial Data
                         -------------------------------


                                        Three Months Ended                        Six Months Ended
                                            December 31,                            December 31,
                                          2004               2003              2004                2003
                                          ----               ----              ----                ----

Net sales                            $  5,322,596      $ 5,283,460       $ 10,241,502       $10,316,875

Gross profit                            2,179,019        2,084,404          4,190,498         4,012,135

Income before income taxes                398,548          412,716            641,390           673,811

Income tax expense                        153,441          157,932            246,935           258,454
                                      -----------      -----------        -----------       -----------

Net income                           $    245,107      $   254,784       $    394,455       $   415,357
                                      ===========       ==========        ===========        ==========

Net income per share (diluted)       $        .03      $       .03       $        .04       $       .05
                                      =============     ==========       ============       ===========



         Dynatronics manufactures, markets and distributes advanced-technology medical devices, orthopedic soft goods and supplies, treatment tables and rehabilitation equipment for the physical therapy, sports medicine, chiropractic, podiatry, plastic surgery, dermatology and other related medical, cosmetic and aesthetic markets. More information regarding Dynatronics is available at www.dynatronics.com.

         This press release contains forward-looking statements. Those statements include references to the company's expectations and similar statements. Actual results may vary from the views expressed in the forward-looking statements contained in this release. The development and sale of the company's products are subject to a number of risks and uncertainties, including, but not limited to, changes in the regulatory environment, FDA clearance of new products, growth in the physical medicine industry, competitive factors, availability of third-party component parts and products, inventory risks due to shifts in market demand, changes in product mix, market demand for the company's products and the risk factors listed from time to time in the company's SEC reports including, but not limited to, the report on Form 10-KSB for the year ended June 30, 2004, and its subsequent quarterly reports on Form 10-QSB.
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